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                                                                 EXHIBIT 99.1


CBS CORPORATION
51 WEST 52ND STREET, NEW YORK, NEW YORK 10019-6188



              CBS CORPORATION TO ACQUIRE KTVT-TV, DALLAS-FT. WORTH,
                           FROM GAYLORD ENTERTAINMENT

           ADDITION OF NATION'S SEVENTH LARGEST U.S. MARKET GIVES CBS
              TELEVISION STATION OWNERSHIP IN EIGHT OF TOP 10 DMAS

  ACQUISITION ADDS A TELEVISION STATION TO CBS'S CROSS-MEDIA PLATFORM IN DALLAS

         NEW YORK, April 12, 1999 - CBS Corporation (NYSE: CBS) has entered into a definitive agreement whereby CBS will acquire KTVT-TV, the CBS affiliate in Dallas-Ft. Worth, from Gaylord Entertainment Company (NYSE:GET) in exchange for $485 million of CBS common stock.

         The acquisition will raise CBS's ownership position to television stations serving almost 34% of the United States, up from nearly 32%. The deal gives CBS ownership of television stations in eight of the top 10 U.S. markets.

         "Our strategy is to concentrate our media ownership in the largest advertising markets in the nation - that's where the people are, that's where the advertising revenue is, and that's where CBS wants to be," said Mel Karmazin, President and Chief Executive Officer, CBS Corporation. "Major-market VHF television stations, particularly in the nation's top 10 markets, are the most scarce assets in this business. This acquisition allows us a very rare opportunity to expand our TV holdings into a growth market in which CBS already has a significant media position. We believe that KTVT, working with our radio stations, will be able to improve its competitive position and serve the citizens of Dallas-Ft. Worth with sports, news, entertainment and information in a way that is unequalled by any other media company. The acquisition will also help enhance the CBS Television Network, which will benefit from a strong Owned-and-Operated station in a market that serves nearly two percent of the nation's population."

         "The sale of KTVT is good for all of the parties involved," said Terry London, President and Chief Executive Officer, Gaylord Entertainment Company. "We have achieved a good value for our shareholders, and the synergies created by KTVT becoming part of CBS's large group of Owned-and-Operated stations and the potential benefits created by the addition of a television station to its portfolio of other media properties within the Dallas-Ft. Worth market present great upside potential for the station, for CBS and for viewers."

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         KTVT-TV Dallas-Ft. Worth, which became a CBS affiliate in July 1995, has a strong local news presence in the market. The station's Channel 11 News Team has been recognized more than any other television news operation in the area, winning three Emmys in both 1997 and 1998 and more than 150 awards of excellence overall. In addition, KTVT-TV locally produces a daily one hour entertainment program entitled Positively Texas! and owns such popular syndication properties as ER and Walker, Texas Ranger.

         Mr. Karmazin added: "KTVT was an independent station as recently as three years ago and has never had the benefits of operating as a member of a large broadcasting group with multiple stations. For that reason, we are looking forward to working with the fine team at KTVT to achieve the full potential of what a CBS affiliate in the nation's seventh largest market can do from a ratings, revenue and cash flow perspective. Under the CBS ownership umbrella, the station will immediately benefit from enhanced revenue opportunities, improved programming -- including syndicated programming -- and cross promotion with our radio and outdoor properties in the Dallas-Ft. Worth market. The station will also benefit from the revenue-generating activities of CBS PLUS, the Company's cross-media sales group. These actions will help build the value of KTVT to its viewers, its advertisers and to the community it serves."

         The transaction is subject to several conditions, including approvals from the Federal Communications Commission and other regulatory agencies. The value of the CBS stock to be received by Gaylord Entertainment is fixed at $485 million. The number of shares to be issued will be based upon the average closing price of CBS stock during a 15-day period that ends three days prior to the closing of the transaction. The transaction is expected to close by year-end.

         Upon closing, CBS Corporation will own and operate the following 15 television stations: WCBS-TV New York, KCBS-TV Los Angeles, WBBM-TV Chicago, KYW-TV Philadelphia, KPIX-TV San Francisco, WBZ-TV Boston, KTVT-TV Dallas-Ft. Worth, WWJ-TV Detroit, WCCO-TV Minneapolis, WFOR-TV Miami, KCNC-TV Denver, KDKA-TV Pittsburgh, WJZ-TV Baltimore, KUTV-TV Salt Lake City and WFRV-TV Green Bay.

         CBS Corporation, the world's largest pure-play media company, is comprised of the CBS Television Network, with programming operations in Entertainment, News, Sports, Syndication and New Media -- including CBS.com and Country.com, as well as stakes in SportsLine USA, Inc. and MarketWatch.com, Inc.; the CBS Television Stations Division, with 14 CBS Owned television stations, seven of which are in the Top 10 markets; CBS Cable, with two country networks, and its regional sports operations; and more than an 80% stake in Infinity Broadcasting Corporation, which includes 160 radio stations and TDI, the Company's outdoor business. CBS Corporation recently announced a definitive merger agreement with King World Productions Inc. (NYSE:KWP), distributors of "The Oprah Winfrey Show," "Wheel of Fortune," "Jeopardy" and "The Hollywood Squares." That transaction is expected to close at mid-1999.

         Gaylord Entertainment Company is a diversified entertainment company operating in three business segments: hospitality and attractions; broadcasting and music, and cable networks. Among its properties are the Opryland Hotel, WSM Radio and the Grand Ole Opry, Acuff-Rose Music Publishing, Word Entertainment, Z Music Television, CMT International, the Wildhorse Saloon and the Ryman Auditorium.

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Note: Certain statements in this press release constitute "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements involve known and unknown risks, uncertainties and other factors which may cause the actual results, performance or achievements of the Company to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements. Reference is made to the Company's Annual Report on Form 10-K for the 1998 year filed with the Securities and Exchange Commission for additional information concerning such risks and uncertainties.

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Press Contacts: Gil Schwartz         Dana McClintock     Alan Hall
                CBS Corporation      CBS Corporation     Gaylord Entertainment
                (212) 975-2121       (212) 975-1077      (615) 316-6551